Exhibit (c)(iii)

Strictly Private and Confidential

Project Hawkeye

Presentation to the Special Committee of the Board of Directors

April 24, 2022

Strictly Private and Confidential

Pelican and Sparrow Update

On April 21, 2022, Sparrow informed Moelis that Talon was changing the consideration paid for Pelican

	$ in millions	Pelican Offer Update

Initial Pelican Proposal from Talon		Low	Mid	High
	(+) Cash Consideration	$115.0	$115.0	$115.0
	(+) Radio Assets @5.0x - 7.0x 2022E Adj. EBITDA of $7.1mm	35.6	42.7	49.9
	(+) Net Benefit from PR NOLs (PV)[1]	-	12.4	24.4
	Prior Pelican Consideration	$150.6	$170.2	$189.2

Revised Pelican Proposal / Adjustments	(-) 3 Years of Programming Fee (PV)[2]	(13.6)	(13.6)	(13.6)
	(-) Unreimbursed Content Payments / License Fee Forgiveness [3]	(7.3)	(7.3)	(7.3)
	(-) Incremental Puerto Rico Lease Obligations (PV) [4]	(23.5)	(20.0)	(15.0)
	Revised Pelican Consideration	$106.2	$129.3	$153.3

	$ Delta from Original Offer	($44.4)	($40.9)	($35.9)
	% Delta from Original Offer	(29.5%)	(24.0%)	(19.0%)

Source:	Hawkeye Management, Talon, Sparrow and third party tax advisors
1.	High end reflects present value of net benefit of Puerto Rican NOLs received less the decrease in foreign tax credits utilized given the decrease in forecasted taxes paid in Puerto Rico – discounted at 8.0%; mid-point assumes 51% probability of utilization
2.	Includes three $5mm payments for programming fees from 2022 to 2024
3.	Reflects upfront content funding payments that will not be reimbursed through working capital and current payment that Talon owes Pelican for content that will be forgiven as a result of the transaction
4.	Low end reflects present value of absorbed lease obligations as a result of the transaction, mid and high end reflects illustrative potential to break the lease before 2059 when the current contract expires – discounted at 8.0%

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Strictly Private and Confidential

Selected Publicly Traded Companies Analysis - Radio
Publicly Traded Companies Analysis

($ in millions, except per share data)	% of 52 Week High	Market Cap	Enterprise Value	TEV / Post SBC EBITDA		21-23E CAGR		CY22E EBITDA MARGIN
				CY22	CY23	Revenue	EBITDA
	62.0%	$2,630	$8,008	7.0x	6.8x	9.2%	22.3%	27.6%
	52.8%	395	2,162	7.0x	6.3x	11.6%	43.5%	21.4%
	97.4%	317	1,166	6.8x	6.0x	7.3%	22.4%	17.2%
	28.9%	335	1,053	NA	NA	NA	NA	NA
	75.9%	230	733	6.5x	6.2x	8.8%	7.8%	24.2%
	50.4%	52	307	8.1x	8.0x	7.9%	21.6%	14.0%
	44.4%	82	254	6.7x	6.3x	1.9%	2.8%	14.0%
	82.3%	142	89	4.3x1	NA	NA	NA	19.2%[1]
Average				6.6x	6.6x	7.8%	20.1%	19.7%
Median				6.8x	6.3x	8.4%	22.0%	19.2%
Memo:
Puerto Rico Radio [2]						(0.1%)	3.2%	48.9%

Source:	Company filings, Wall Street research, Press releases
Note:	Market data as of 04/22/2022
1.	Reflects LTM EBITDA metrics
2.	CAGRs represent ’19A – ’22E

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Strictly Private and Confidential

Selected Precedent Transactions Analysis
Radio Precedent Transactions

 RADIO

Ann.	Target	Acquiror	Markets	TEV ($mm)	TEV / LTM EBITDA
Jul-19	Emmis Communications Corp.	Standard General L.P.	#1 New York	$106	10.0x
Jun-19	Emmis Communications Corp.	Sinclair Telecable	#40 Austin	78	7.5x
Apr-19	Cumulus Media Inc.	Meruelo Group LLC	#2 Los Angeles	43	8.6x
Feb-18	Emmis Communications Corp.	Hubbard Broadcasting / Entercom Communications	#23 St. Louis	60	12.0x
May-17	Emmis Communications Corp.	Meruelo Group	#2 Los Angeles	83	11.1x
Feb-17	CBS Broadcasting, Inc.	Entercom Communications Corp.	19 Total, Including: #1 New York, #2 Los Angeles, #3 Chicago	2,861	8.1x
Jul-16	Greater Media, Inc.	Beasley Broadcast Group, Inc.	19 Total, Including: #7 Philadelphia, #11 Boston, #14 Detroit, #22 Charlotte	207	7.0x
Overall Mean				$491	9.2x
Overall Median				$83	8.6x

Source:	Company filings, Wall Street research, Press releases

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Strictly Private and Confidential

Puerto Rico Radio Assets: NOL Utilization & Illustrative Valuation

The below reflects a summary of Hawkeye Management’s views of potential future Puerto Rico NOL utilization combined with the loss of foreign tax credits

OVERVIEW & COMMENTARY

■	Following the Talon transaction, Hawkeye’s advisors have forecasted that $82mm of NOLs will be available after utilization assuming the transaction closes by 9/30/2022

■	Hawkeye management and its tax advisors believe these NOLs should be able to be utilized to shield income in PR

■	The reduction in PR taxes is partially offset by an increase in tax liability in the US as Hawkeye will generate less foreign tax credits (from the reduction in PR taxes paid)

SENSITIVITY ANALYSIS - NPV OF NET REDUCTION IN TAXES ¹

Discount Rate					Probability of Usage [2]	Discount Rate (@ 51% Probability)
8.0%	8.5%	9.0%	9.5%	10.0%		8.0%	8.5%	9.0%	9.5%	10.0%
$24.4	$23.9	$23.4	$23.0	$22.5	51.0%	$12.4	$12.2	$11.9	$11.7	$11.5

Source:	Hawkeye Management, Talon, 3rd party tax advisors
Note:	Discount rate range derived from Networks capital asset pricing model (“CAPM”); assumes NOL balance as of 12/31/2021; reflects fully levered WAPA pre-tax income for illustrative purposes
1.	See Appendix for detailed schedule
2.	Per Hawkeye Management guidance based on advice from legal and tax advisors

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Strictly Private and Confidential

Unreimbursed Content Payments / License Fee Forgiveness

Based on the latest negotiations, Talon does not intend to reimburse funding payments on select titles within the next 90 days through working capital

■	Additionally, on Pena Ajena, Talon is asking Pelican to forgive a $2.6mm license fee payable in Q2 2022

TITLE-BY-TITLE OVERVIEW OF UNREIMBURSED CONTENT PAYMENTS / LICENSE FEE FORGIVENESS

($ in millions)

Title	Amount to Be Paid by Pelican Within Next 90 Days	License Fee Receivable	Commentary
A Beautiful Lie	$4.4	N/A	▪	Amounts paid between signing and closing will not be reimbursed via working capital
Pena Ajena	N/A	$2.6	▪	Talon requesting Pelican to forgive $2.6mm license fee payable (by Talon to Pelican) in Q2 2022
Montecristo	$0.3	N/A	▪	Amounts paid between signing and closing will not be reimbursed via working capital
Rebelión	$0.1	N/A	▪	Amounts paid between signing and closing will not be reimbursed via working capital
Total	$4.7	$2.6

Grand Total	$7.3

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Strictly Private and Confidential

Potential Lease Liability Detail

Talon is now requesting that the buyer of the radio assets assume its Guaynabo, PR facility lease

LEASE SUMMARY

■	Talon currently leases 92,584 SQF of real estate in Guaynabo, PR from the city of Guaynabo
–	The lease term runs until 2059 (including extensions) and the rent is $1.0mm per year through 2034
■	Talon subleases 76% of the SQF (excluding shared space) to Liberman
–	Through June 2024, Liberman pays only $100k per year in rent; beginning in July 2024, Liberman’s monthly rent will increase to $608k per year
–	In order to renew the lease in January 2026, Liberman will be required to make a $1.25mm payment in December 2025; Sparrow assumes that the likelihood of Liberman making this payment is low and that Liberman is likely to terminate the lease instead
–	The radio financials presented to us included $700k in facility expenses in 2022E, and the QoE included a $125k expense for allocated lease expenses to radio
■	The incremental cost to Hawkeye consists of the incremental lease expense through 2059 plus incremental facility costs of $885k per year through 2059, less payments from Liberman (through 2025), and then applies a discount rate to calculate a present value
■	Hawkeye Management believes there are a number of strategies to mitigate the financial impact of assuming the lease including:
–	Lease renegotiation with Liberman
–	Lease buyout / renegotiation with Guaynabo
–	Sublease opportunities
–	Relocated WAPA operations to Guaynabo and sell existing WAPA facility

PV OF LEASE AND FACILITY COST

($ in millions)

Assuming Liberman Terminates Lease in December 2025

Discount Rate
7.0%	8.0%	9.0%	10.0%	11.0%
$26.6	$23.5	$20.9	$18.8	$17.0

Assuming Liberman Remains a Tenant

Discount Rate
7.0%	8.0%	9.0%	10.0%	11.0%
$6.7	$6.2	$5.8	$5.5	$5.3

Source:   Sparrow analysis

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Strictly Private and Confidential

Appendix

Strictly Private and Confidential

Puerto Rico Radio Assets: NOL Detailed Support

 STANDALONE WAPA PRE-TAX INCOME 1

	Projections
$ in millions	Q4 2022E	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E	2031E	2032E	2033E	2034E	2035E	2036E	2037E

WAPA Pre-tax Income [2]	$3.9	$16.0	$16.3	$16.6	$16.9	$17.3	$17.6	$18.0	$18.3	$18.7	$19.1	$19.5	$19.8	$20.2	$20.6	$21.1
Subject to Tax Grants	-	-	-	-	10.0	10.2	10.4	10.6	10.8	11.0	11.2	11.4	11.7	11.9	12.1	12.4
Total WAPA Pretax Income	$3.9	$16.0	$16.3	$16.6	$26.9	$27.4	$28.0	$28.5	$29.1	$29.7	$30.3	$30.9	$31.5	$32.1	$32.8	$33.4
PR Taxes @37.4%	$1.5	$6.0	$6.1	$6.2	$10.1	$10.3	$10.5	$10.7	$10.9	$11.1	$11.3	$11.6	$11.8	$12.0	$12.3	$12.5
Add: Taxes (Act 135)	0.2	0.9	1.0	1.0	-	-	-	-	-	-	-	-	-	-	-	-
Tax Credit	-	(2.0)	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Cash Taxes Paid in PR	$1.7	$5.0	$7.1	$7.2	$10.1	$10.3	$10.5	$10.7	$10.9	$11.1	$11.3	$11.6	$11.8	$12.0	$12.3	$12.5

 PRO FORMA FOR ABILITY TO UTILIZE PUERTO RICO RADIO TAX ATTRIBUTES AND IMPACT OF LOST FOREIGN TAX CREDITS

PRO FORMA TAXES
Pro Forma PreTax Income for AMT	$3.3	$13.3	$13.6	$13.9	$25.9	$26.4	$26.9	$27.5	$28.0	$28.6	$29.2	$29.7	$30.3	$30.9	$31.6	$32.2
NOL Limitation [3]	2.3	9.3	9.5	9.7	18.1	18.5	18.9	19.2	19.6	20.0	20.4	20.8	21.2	21.7	22.1	22.5
NOLs Available Balance	81.5	79.2	62.5	53.0	43.3	25.2	6.7	-	-	-	-	-	-	-	-	-
NOLs Utilized	$2.3	$9.3	$9.5	$9.7	$18.1	$18.5	$6.7	-	-	-	-	-	-	-	-	-
Taxable Income	$1.0	$4.0	$4.1	$4.2	$7.8	$7.9	$20.3	$27.5	$28.0	$28.6	$29.2	$29.7	$30.3	$30.9	$31.6	$32.2
PR Taxes AMT	0.2	0.9	0.9	1.0	1.8	1.8	4.7	6.3	6.4	6.6	6.7	6.8	7.0	7.1	7.3	7.4
PR Taxes Regular	0.1	0.6	0.6	0.6	1.0	1.0	9.5	10.7	10.9	11.1	11.3	11.6	11.8	12.0	12.3	12.5
Taxes Paid [4]	$0.2	$0.9	$0.9	$1.0	$1.8	$1.8	$9.5	$10.7	$10.9	$11.1	$11.3	$11.6	$11.8	$12.0	$12.3	$12.5
Add: Taxes (Act 135)	0.2	0.9	1.0	1.0	-	-	-	-	-	-	-	-	-	-	-	-
Tax Credit	-	(1.9)	(0.1)	-	-	-	-	-	-	-	-	-	-	-	-	-
AMT Tax Credit	-	-	-	-	-	-	(1.2)	(1.1)	(0.3)	-	-	-	-	-	-	-
Cash Taxes Paid in PR	$0.5	-	$1.8	$1.9	$1.8	$1.8	$8.3	$9.6	$10.6	$11.1	$11.3	$11.6	$11.8	$12.0	$12.3	$12.5
Add: Cash Taxes Paid in US With NOL	0.3	7.2	8.3	8.3	10.6	12.5	6.4	10.1	9.3	9.5	9.6	9.8	9.9	10.1	10.3	10.5
Net Cash Taxes Paid With NOL	$0.7	$7.2	$10.1	$10.2	$12.4	$14.4	$14.6	$19.7	$19.9	$20.6	$21.0	$21.4	$21.7	$22.1	$22.6	$23.0
Cash Taxes Paid in US Without NOL	2.0	12.2	15.4	15.6	18.6	18.9	19.3	20.9	20.3	20.7	21.0	21.4	21.8	22.2	22.6	23.0
Net Benefit from NOLs	$1.3	$5.0	$5.3	$5.3	$6.1	$4.6	$4.7	$1.2	$0.4	$0.1	$0.1	$0.1	$0.1	$0.1	$0.1	$0.0

NPV Net Benefit Provided from NOLs @8.00%	$24.4

SENSITIVITY ANALYSIS – NPV OF NET REDUCTION IN TAXES

Discount Rate
8.0%	8.5%	9.0%	9.5%	10.0%
$24.4	$23.9	$23.4	$23.0	$22.5

Source:	Hawkeye Management, Talon, 3rd party tax advisors
Note:	Discount rate range derived from Networks capital asset pricing model (“CAPM”); assumes NOL balance as of 12/31/2021; reflects fully levered WAPA pre-tax income for illustrative purposes
1.	Assumes growth rate in WAPA pre-tax income of 2.0%
2.	Assumes none of the income is subject to tax grants per Hawkeye Management
3.	Assumes 70% NOL limitation with an AMT structure
4.	Assumes taxes paid are the higher of regular tax and the alternative minimum tax (“AMT”)

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